EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”) is entered into as of August 23, 2004 (the “Commencement Date”) by and between Dave Malmstedt (the “Executive”) and Smarte Solutions, Inc. (“Smarte” or “Company”) and Vincera Software, Inc. (“Vincera”)(collectively, the “Companies”).

1.

 Duties and Scope of Employment.

(a)

Position.  For the term of his employment (which employment shall continue unless and until terminated pursuant to the terms of this Agreement) under this Agreement (the “Employment”), the Companies, and each of them, agree to employ the Executive in the position of President and  also Chief Executive Officer of each of the respective Companies.  The Executive shall report to the respective Board of Directors of the Companies.  Additionally, for at least 6 months after the Commencement Date, unless otherwise mutually agreed by Executive and the Company, Executive shall serve as one of a total of two directors of Vincera and as Chairman of the Board as such director.

(b)

Obligations to the Companies.  During his Employment, without the prior written approval from the Companies, the Executive shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or as a shareholder owning more than five percent of the stock of any other corporation.  The Executive shall comply with the respective Companies’ policies and rules, as they may be in effect from time to time during his Employment.

(c)

No Conflicting Obligations.  The Executive represents and warrants to the Companies that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement.  The Executive represents and warrants that he will not use or disclose, in connection with his Employment, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest.

(d)

Nothing contained herein shall preclude or prevent Executive from engaging in personal activities, including, without limitations, personal investments, provided that such activities do not interfere with Executive’s duties hereunder.

2.

Cash and Incentive Compensation.

(a)

Salary and Bonus.  During the period commencing on the Commencement Date, the Company shall pay the Executive as compensation for his services to the Companies an initial base salary at a gross annual rate of not less than $150,000.00, subject to any increases determined at the sole discretion of the Company.  Subject to the approval of the Board, the Company shall also provide the Executive an incentive cash bonus plan. The annual compensation specified in this Subsection (a), together with any modifications in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Salary”. Such Base Salary shall be payable in accordance with the Company’s standard payroll procedures.

(b)

Stock Options.  In addition to Stocks and Options the Executive may have received from the Companies, or either of them, prior to this agreement, as of immediately after the Closing of that certain Stock for Stock Exchange Agreement dated as of August _23, 2004, the Company shall grant the Executive an additional incentive stock option, pursuant to the Company’s 2002 Stock Incentive Plan (“Plan”), covering 150,000 shares of the Company’s Common Stock.  The exercise price of such option shall be equal to $0.05 per share.  The term of such option shall be 10 years, subject to earlier expiration in the event of the termination of the Executive’s Employment, in which event, the Executive shall have the period provided under the Plan to exercise any then unexercised option or portion thereof.  Such option upon grant shall be immediately exercisable, but the purchased shares shall be subject to repurchase by the Company (“Right of Repurchase”) at the exercise price in the event that the Executive’s Employment terminates according to the Right of Repurchase; provided, the Right of Repurchase shall lapse in equal monthly installments during continuous service of the Executive over the next three years.  If, during the term of this Agreement, the Company terminates the Executive’s Employment for any reason other than for Cause, then the Right of Repurchase shall lapse with respect to all remaining option shares.  The grant of such option shall be subject to the other terms and conditions set forth in the Smarte Solutions 2002 Stock Plan and in the Company's standard form of Stock Option Agreement.

(i)

In addition to the lapse of the Right of Repurchase as set forth above, the Right of Repurchase shall lapse as follows:

a)

In the event that the Company is subject to a Change in Control, the Right of Repurchase shall lapse as provided in the 2002 Stock Plan;

b)

In the event that the Executive is terminated for other than Cause or is subject to a Constructive Termination, the Right of Repurchase shall lapse; and

c)

In the event of the Executive’s death or Permanent Disability before the Executive’s Employment ends, the Right of Repurchase shall lapse on the date of such death or Permanent Disability.

For all purposes under this Agreement, “Constructive Termination” shall mean Executive’s voluntary resignation following (i) a change in his position with the Company that materially reduces his level of authority or responsibility, or (ii) receipt of notice that his principal workplace will be relocated more than 50 miles.

3.

Vacation and Employee Benefits.  During his Employment, the Executive shall be eligible for fifteen (15) paid vacation days in accordance with the Company’s vacation policy, as it may be amended from time to time.  During his Employment, the Executive shall be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4.

Board Seat.  The Company shall cause Executive to be appointed as a director (a "Director") to the Company’s Board of Directors (the "Board") no later than immediately after the Closing under the Stock for Stock Exchange Agreement.

5.

Business Expenses.  During his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment, cell phone and other business expenses in connection with his duties hereunder.  The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.  The Executive will spend approximately half his time in his employment in Texas, and will spend approximately the other half of his time in his employment in Manhattan Beach, California; provided, as to travel on designated business to either such states as required of his Employment, or as to travel to any other locations as required of his Employment, such time involved in the travel and business conducted in and during such travel, shall be considered and deemed as time spent by the Executive in Texas for all purposes under this paragraph.  For the first 12 months under this Agreement, the Company shall pay Executive’s monthly rent for his Austin area residence, at the rate of $1,850 per month; and the Company and Executive shall, in good faith, seek to reasonably negotiate toward mutual agreement to any continuation of such payment within 30 days of the end of the 12 months.  To the extent that the Executive is traveling or commuting in his discretion in accordance with these provisions, the Executive shall bear costs of such travel; except, as to all travel required for business of the Companies, the regular reimbursement provisions by which the Company reimburses for expenses in accordance with the Company’s policies shall apply.

6.

Term of Employment.

(a)

Termination of Employment.  The Company may terminate the Executive’s Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Executive 14 days’ advance notice in writing.  The Executive may terminate his Employment by giving the Company 14 days’ advance notice in writing.  The Executive’s Employment shall terminate automatically in the event of his death.  The termination of the Executive’s Employment shall not limit or otherwise affect his obligations under Section 8.

(b)

Employment at Will.  The Executive’s Employment shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Employment at any time and for any reason, with or without Cause.  Any contrary representations that may have been made to the Executive shall be superseded by this Agreement.  This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at-will” nature of the Executive’s Employment, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company.

(c)

Rights Upon Termination.  Except as expressly provided in Section 7, upon the termination of the Executive’s Employment, the Executive shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement and any severance or other pay or benefits herein provided.

7.

Termination Benefits.

(a)

General Release.  Any other provision of this Agreement notwithstanding, Subsections (b) and (c) below shall not apply unless the Executive has returned all Company property.

(b)

Severance Pay.  If, during the term of this Agreement, the Company terminates the Executive’s Employment for any reason other than Cause, then the Company shall pay the Executive severance pay at a rate equal to an average of the Executive’s prior three months Base and bonus/commission calculated salary in effect at the time of termination of his Employment for a period of three (3) months following the termination of his Employment (the “Continuation Period”).  Such severance pay shall be paid in accordance with the Company’s standard payroll procedures.

(c)

Health Insurance.  If subsection (b) above applies and if the Company has a health insurance plan in place for employees, and if the Executive elects to continue and pays his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his Employment then the Company shall reimburse the Executive’s monthly premium under COBRA until the earliest of (i) the date ending six (6) months following the effective date of termination, (ii) the expiration of the Executive’s continuation coverage under COBRA, or (iii) the date when the Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment.  This subsection (c) is not intended to in any way limit Executive’s ability to elect and pay for COBRA or other continuation of Executive’s health insurance coverage following termination of his Employment in the event subsection (b) does not apply, provided that COBRA or other health insurance coverage continuation is available under Company’s health insurance plan, if any.

(d)

Definition of “Cause.”  For all purposes under this Agreement, “Cause” shall mean:

(i)

Any material breach of this Agreement, the Proprietary Information and Inventions Agreement between the Executive and the Company, or any other written agreement between the Executive and the Company, if such breach causes material harm to the Company;

(ii)

Any material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Executive’s Employment, if such failure causes material harm to the Company;

(iii)

Commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; or

(iv)

the Employee, in carrying out his duties hereunder, has been guilty of willful misconduct causing material harm to the Company and, after receiving written notice to such effect, has failed to correct such neglect or misconduct within 15 days thereof.

(e)

Definition of “Permanent Disability.”  For all purposes under this Agreement, “Permanent Disability” shall mean Executive’s inability to perform the essential functions of his position with or without reasonable accommodation for a period of 120 consecutive days because of Executive’s physical or mental impairment.

8.

Non-Solicitation and Non-Disclosure.

(a)

Non-Solicitation.  During the period commencing on the date of this Agreement and continuing until the first anniversary of the date when the Executive’s Employment terminates for any reason, the Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Executive’s own behalf or on behalf of any other person or entity) either (i) any employee of the Companies or any of the Companies’ affiliates or (ii) the business of any customer of the Companies or any of the Companies’ affiliates on whom the Executive called or with whom the Executive became acquainted during his Employment if such solicitation would cause material harm to the Company.

(b)

Non-Disclosure.  The Executive has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by this reference.

9.

Successors.

(a)

Companies’ Successors.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of either of the Companies’ business and/or assets.  For all purposes under this Agreement, the term “Company” shall include any successor to either of the Companies’ business and/or assets which become bound by this Agreement.

(b)

Executive’s Successors.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.

Arbitration.

(a)

Scope of Arbitration Requirement.  The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to the Executive’s Employment, including (but not limited to) claims against any current or former employee, director or agent of either of the Companies, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

(b)

Procedure.  The arbitrator’s decision shall be written and shall include the findings of fact and law that support the decision.  The arbitrator’s decision shall be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards.  The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court.  The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator shall allow the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses.  The arbitration shall take place in Travis County, Texas or, at the Executive’s option, the county in which the Executive primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

(c)

Costs.  The parties shall share the costs of arbitration equally, except that the Company shall bear the cost of the arbitrator’s fee and any other type of expense or cost that the Executive would not be required to bear if he were to bring the dispute or claim in court.  Both the Company and the Executive shall be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

(d)

Applicability.  This arbitration provision does not apply to the following: (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either the Executive or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between the Executive and the Company).

11.

Miscellaneous Provisions.

(a)

Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Executive, mailed notices shall be addressed to him at the home addresses that he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)

Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)

Whole Agreement.  No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Agreement and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d)

Withholding Taxes.  All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e)

Choice of Law and Severability.  This Agreement shall be interpreted in accordance with the laws of the State of Texas (except its provisions governing the choice of law).  If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.  If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law.  All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f)

No Assignment.  This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time.  The Company may assign its rights under this Agreement to any entity that expressly assumes all of the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(g)

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, and in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ DAVID R. MALMSTEDT

David R. Malmstedt

Smarte Solutions, Inc.

/s/ BALA VISHWANATH

Bala Vishwanath

Title:  CEO